Exhibit 99

FOR IMMEDIATE RELEASE DATE: October 27, 2011	CONTACT:	BOB READY OR RON STOWELL (513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE FIRST QUARTER ENDED SEPTEMBER 30, 2011, AND
DECLARES REGULAR QUARTERLY CASH DIVIDEND

Cincinnati, OH; October 27, 2011 – LSI Industries Inc. (NASDAQ:  LYTS) today:

•	reported first quarter net sales of $65,495,000, a decrease of 18% as compared to $79,851,000 in the same period of the prior fiscal year;

•	reported first quarter net income of $1,324,000 or $0.05 per share, as compared to net income of $4,268,000 or $0.18 per share for the same period of the prior fiscal year; and

•	declared a regular quarterly cash dividend of $0.06 per share payable November 15, 2011 to shareholders of record November 8, 2011.

Financial Highlights (In thousands, except per share data; unaudited)	Three Months Ended September 30
	2011	2010	% Change

Net Sales	$65,495	$79,851	(18)%

Operating Income	$2,178	$6,622	(67)%

Net Income	$1,324	$4,268	(69)%

Earnings Per Share (diluted)	$0.05	$0.18	(72)%

	9/30/11	6/30/11
Working Capital	$85,079	$84,524
Total Assets	$173,943	$176,021
Long-Term Debt	$--	$1,064
Shareholders’ Equity	$151,402	$151,218

LSI Industries Inc. Fiscal 2012 First Quarter Results
October 27, 2011

First Quarter Fiscal 2012 Results

Net sales in the first quarter of fiscal 2012 were $65,495,000, a decrease of 18% as compared to first quarter fiscal 2011 net sales of $79,851,000.  Lighting Segment net sales increased 1% to $49,171,000 with sales to national accounts and niche markets decreasing 1%, sales to the Commercial / Industrial lighting market increasing 3%, sales related to LED video screens decreasing 80%, and lighting sales to the international markets increasing 47%.  In the other reportable business segments, Graphics Segment net sales decreased 58% to $10,488,000, Electronic Components Segment net sales decreased 4% to $4,404,000 and net sales of the All Other Category decreased 17% to $1,432,000.  A 7-Eleven program in fiscal 2011 to install LED lighting and signage throughout its retail store system accounted for $19.5 million of net sales in the first quarter last year.  This program was completed in the second quarter of fiscal 2011.  Net sales to 7-Eleven in the first quarter of fiscal 2012 were significantly less than the prior year, particularly in the Graphics Segment.  The fiscal 2012 first quarter net income of $1,324,000, or $0.05 per share, compares to fiscal 2011 first quarter net income of $4,268,000 or $0.18 per share.  In the first quarter of fiscal 2012, the Company recorded a pre-tax non-cash goodwill impairment expense of $(258,000), but had no corresponding expense in the first quarter of fiscal 2011.  Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at September 30, 2011 included current assets of $105.5 million, current liabilities of $20.4 million and working capital of $85.1 million.  The current ratio was 5.17 to 1.  The Company has shareholders’ equity of $151.4 million, no long-term debt, and has borrowing capacity on its commercial bank facilities as of September 30, 2011 of $35 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $35 million in credit facilities, LSI Industries believes its financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.06 per share payable November 15, 2011 to shareholders of record as of November 8, 2011.  The indicated annual cash dividend rate for fiscal 2012 is $0.24 per share.  LSI Industries has paid regular cash dividends since 1989.  The declaration and amount of any cash and stock dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments and opportunities, including acquisitions.

Company Comments

Robert J. Ready, Chief Executive Officer, commented, "Overall our fiscal 2012 first quarter sales were weak as we worked to replace higher project sales from the 7-Eleven program during the same period of the prior fiscal year and continued to struggle with a difficult environment in the graphics market.  On the lighting side, we are very pleased to report that growth in LED lighting products was very strong, and made up for much of the 7-Eleven business that was completed last year.  Additionally, Lighting Segment sales to all end markets in the international market grew 47% (to $3.1 million) over first quarter sales of fiscal 2011, a strong indication that our product offering and growth strategies are very viable.  Our LED-based lighting products continue to be well received as we invest in this solid-state technology and continue to introduce new products.  I am pleased to report that we recently shipped two high profile digital video orders in the first quarter.  LSI was chosen to update the main video displays and provide end zone LED digital signage for the U.S. Bank

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LSI Industries Inc. Fiscal 2012 First Quarter Results
October 27, 2011

Arena, a multi-function 17,500 seat arena located in Cincinnati.  Separately, LSI has designed the high definition LED canvas for the Yamaha piano used in Elton John's "Million Dollar Piano" show at Caesar's Palace in Las Vegas.  This cutting edge piano uses a high resolution LED video screen and transparent custom-shaped acrylic prisms to create a dynamic visual display.

    "We have taken additional cost-reducing actions to cope with weak market conditions in our graphics business.  Recent product price increases in our lighting business have generally offset higher raw materials and other costs.  We believe we are efficient and cost competitive as an American-made manufacturer.  The markets we serve continue to be cautious about making commitments to large scale projects, we think probably due to concerns about the strength of the domestic economy.  We are maintaining market share in our niche markets and gaining ground in the broad Commercial / Industrial lighting market.  As has been demonstrated in recent quarterly results, favorable operating leverage and higher sales produce much higher earnings on a percentage basis.

"We continue to broaden our product lines while, at the same time, are looking to reduce manufacturing and other costs.  From a positioning standpoint, we are right-sized to weather the difficult current market conditions and ready to serve future growth.  We have a number of exciting initiatives underway to stimulate sales, including broadening our sales reach to new geographic markets.

"LSI's balance sheet remains strong and unlevered and cash flow is comfortable to cover working capital and cash dividends.

"We look forward to reporting the results of our many sales initiatives in the future."

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties over which the Company may have no control.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, potential costs associated with litigation and regulatory compliance, reliance on key customers, financial difficulties experienced by customers, the cyclical and seasonal nature of our business, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs whether as a result of uncertainties inherent in tax and accounting matters or otherwise, unexpected difficulties in integrating acquired businesses, the ability to retain key employees of acquired businesses, unfavorable economic and market conditions, and the results of asset impairment assessments.  You are cautioned to not place undue reliance on these forward-looking statements.  In addition to the factors described in this paragraph, the risk factors identified in our Form 10-K and other filings the Company may make with the SEC constitute risks and uncertainties that may affect the financial performance of the Company and are incorporated herein by reference.  The Company does not undertake and hereby disclaims any duty to update any forward-looking statements to reflect subsequent events or circumstances.

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LSI Industries Inc. Fiscal 2012 First Quarter Results
October 27, 2011

About the Company

Leadership.  Strength.  Innovation.  Those are the key values behind the smart vision upon which LSI Industries Inc. was founded when established in 1976.  Today LSI demonstrates this in our dedication to advancing technology throughout all aspects of our business. We are a vertically integrated manufacturer who combines integrated technology, design and manufacturing to produce the most efficient, high quality products in all of our facilities across the United States.

We are committed to advancing solid-state technology to produce affordable, high performance, energy efficient lighting and custom graphic products that bring value to our customers.  We have a vast offering of innovative solutions for virtually any lighting or graphics application.  Further, we can provide design support, engineering, installation and project management for custom graphics rollout programs for today’s retail environment.

LSI is a U.S. manufacturer with marketing / sales efforts throughout the world with concentration currently on North America, Latin America, Australia, New Zealand, Asia, Europe and the Middle East.  Our major markets include the commercial / industrial lighting, petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  Headquartered in Cincinnati, Ohio, LSI has facilities in Ohio, New York, North Carolina, Kansas, Kentucky, Rhode Island, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.  More information on LSI’s quarterly earnings, including additional financial analysis and an earnings overview presentation, will also be available at this site after the Investor Call to be held at 3:00 p.m. Eastern Time today.

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LSI Industries Inc. Fiscal 2012 First Quarter Results
October 27, 2011

 Condensed Consolidated Income Statements

(in thousands, except per
share data; unaudited)
	Three Months Ended September 30
	2011	2010
Net sales	$65,495	$79,851

Cost of products and services sold	50,031	59,229

Gross profit	15,464	20,622

Selling and administrative expenses	13,028	14,000

Goodwill or intangible asset impairment	258	--

Operating income	2,178	6,622

Interest expense, net	40	22

Income before income taxes	2,138	6,600

Income tax expense (benefit)	814	2,332

Net income	$1,324	$4,268

Income (loss) per common share
Basic	$0.05	$0.18
Diluted	$0.05	$0.18

Weighted average common shares outstanding
Basic	24,294	24,281
Diluted	24,360	24,289

Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	September 30, 2011	June 30, 2011
Current Assets	$105,506	$106,100
Property, Plant and Equipment, net	43,757	44,284
Other Assets	24,680	25,637
	$173,943	$176,021

Current Liabilities	$20,427	$21,576
Long-Term Debt	--	1,064
Other Long-Term Liabilities	2,114	2,163
Shareholders’ Equity	151,402	151,218
	$173,943	$176,021